Exhibit 99.1

Wolfspeed Reports Financial Results for the Second Quarter of Fiscal Year 2022

DURHAM, N.C. January 26, 2022 -- Wolfspeed, Inc. (NYSE: WOLF), formerly known as Cree, Inc., today announced revenue of $173.1 million for its second quarter of fiscal 2022, ended December 26, 2021. This represents a 36% increase compared to revenue from continuing operations of $127.0 million reported for the second quarter of fiscal 2021, and a 11% increase compared to the first quarter of fiscal 2022. GAAP net loss from continuing operations for the second quarter of fiscal 2022 was $96.7 million, or $0.82 per diluted share, compared to GAAP net loss from continuing operations of $54.3 million, or $0.49 per diluted share, for the second quarter of fiscal 2021. On a non-GAAP basis, net loss from continuing operations for the second quarter of fiscal 2022 was $18.6 million, or $0.16 per diluted share, compared to non-GAAP net loss from continuing operations for the second quarter of fiscal 2021 of $26.6 million, or $0.24 per diluted share.

"We delivered strong revenue at the high end of our guidance during the quarter, our sixth straight quarter of revenue growth, further validating our positioning to capture accelerating demand. The team is successfully growing and converting opportunities in our device pipeline," said Wolfspeed Chief Executive Officer, Gregg Lowe. "We are excited about our long-term outlook and we are confident in our strategy and path forward."

Business Outlook:

For its third quarter of fiscal 2022, Wolfspeed targets revenue in a range of $185 million to $195 million. GAAP net loss is targeted at $66 million to $71 million, or $0.53 to $0.57 per diluted share. Non-GAAP net loss is targeted to be in a range of $15 million to $20 million, or $0.12 to $0.16 per diluted share. Targeted non-GAAP net loss excludes $51 million of estimated expenses, net of tax, related to stock-based compensation expense, amortization or impairment of acquisition-related intangibles, factory optimization restructuring and start-up costs, interest income from transaction-related note receivable and project, transformation, transaction and transition costs.

Quarterly Conference Call:

Wolfspeed will host a conference call at 5:00 p.m. Eastern time today to review the highlights of its second quarter results and the fiscal third quarter 2022 business outlook, including significant factors and assumptions underlying the targets noted above.

The conference call will be available to the public through a live audio web broadcast via the Internet. For webcast details, visit Wolfspeed's website at investor.wolfspeed.com/events.cfm.

Supplemental financial information, including the non-GAAP reconciliation attached to this press release, is available on Wolfspeed's website at investor.wolfspeed.com/results.cfm.

About Wolfspeed, Inc.

Wolfspeed (NYSE: WOLF) leads the market in the worldwide adoption of Silicon Carbide and gallium nitride (GaN) technologies. We provide industry-leading solutions for efficient energy consumption and a sustainable future. Wolfspeed’s product families include Silicon Carbide and GaN materials, power-switching devices and RF devices targeted for various applications such as electric vehicles, fast charging, 5G, renewable energy and storage, and aerospace and defense. We unleash the power of possibilities through hard work, collaboration and a passion for innovation. Learn more at www.wolfspeed.com.

Non-GAAP Financial Measures:

This press release highlights the Company's financial results on both a GAAP and a non-GAAP basis. The GAAP results include certain costs, charges and expenses that are excluded from non-GAAP results. By publishing the non-GAAP measures, management intends to provide investors with additional information to further analyze the Company's performance, core results and underlying trends. Wolfspeed's management evaluates results and makes operating decisions using both GAAP and non-GAAP measures included in this press release. Non-GAAP results are not prepared in accordance with GAAP and non-GAAP information should be considered a supplement to, and not a substitute for, financial statements prepared in accordance with GAAP. Investors and potential investors are encouraged to review the reconciliation of non-GAAP financial measures to their most directly comparable GAAP measures attached to this press release.

Change in Estimate:

As a result of the divestiture of the LED Products business and the Company's continued investment in 200mm technology, the Company evaluated the useful lives applied to certain machinery and equipment assets by considering industry standards and reviewing the assets' historical and estimated future use. In the first quarter of fiscal 2022, the Company increased the expected useful lives of these assets by two to five years to more closely reflect the estimated economic lives of those assets. This change in estimate was applied prospectively effective for the first quarter of fiscal 2022 and resulted in a decrease in depreciation expense of $8.5 million and $16.9 million for the three and six months ended December 26, 2021, respectively. Approximately $10.3 million of the decrease in depreciation expense for the six months ended December 26, 2021 resulted in a net reduction of inventory as of December 26, 2021 and will impact cost of revenue, net in future periods as the inventory is relieved. The remaining $6.6 million of the decrease in depreciation expense resulted in the following for the three and six months ended December 26, 2021: (1) an improvement in gross profit of $4.4 million and $4.9 million, respectively; (2) an improvement in both loss before income taxes and net loss of $5.3 million and $6.6 million, respectively; and (3) an improvement in basic and diluted loss per share of $0.05 and $0.06 per share, respectively.

Forward Looking Statements:

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause Wolfspeed’s actual results to differ materially from those indicated in the forward-looking statements. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about our plans to grow the business and our ability to achieve our targets for the third quarter of fiscal 2022 and beyond. Actual results could differ materially due to a number of factors, including but not limited to, risks relating to the ongoing COVID-19 pandemic, including the risk of new and different government restrictions and regulations that limit our ability to do business, the risk of infection in our workforce and subsequent impact on our ability to conduct business, the risk that our supply chain, including our contract manufacturers, or customer demand may be negatively impacted, the risk posed by vaccine resistance and the emergence of fast-spreading variants, the risk that the COVID-19 pandemic will lead to a global recession and the potential for costs associated with our operations during the fiscal 2022 third quarter and future quarters to be greater than we anticipate as a result of all of these factors; the risk that we may not obtain sufficient orders to achieve our targeted revenues; price competition in key markets; the risk that we may experience production difficulties that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs, lower yields and lower margins; our ability to lower costs; the risk that our results will suffer if we are unable to balance fluctuations in customer demand and capacity, including bringing on additional capacity on a timely basis to meet customer demand; the risk that longer manufacturing lead times may cause customers to fulfill their orders with a competitor's products instead; product mix; risks associated with the ramp-up of production of our new products, and our entry into new business channels different from those in which we have historically operated; risks associated with our factory optimization plan and construction of a new device fabrication facility, including design and construction delays and cost overruns, issues in installing and qualifying new equipment and ramping production, poor production process yields and quality control, and potential increases to our restructuring costs; the risk that we or our channel partners are not able to develop and expand customer bases and accurately anticipate demand from end customers, which can result in increased inventory and reduced orders as we experience wide fluctuations in supply and demand; the risk that the economic and political uncertainty caused by the tariffs imposed by the United States on Chinese goods, and corresponding Chinese tariffs and currency devaluation in response, may negatively impact demand for our products; risks related to international sales and purchases; ongoing uncertainty in global economic conditions, infrastructure development or customer demand that could negatively affect product demand, collectability of receivables and other related matters as consumers and businesses may defer purchases or payments, or default on payments; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the risk that our investments may experience periods of significant market value and interest rate volatility causing us to recognize fair value losses on our investment; the risk posed by managing an increasingly complex supply chain that has the ability to supply a sufficient quantity of raw materials, subsystems and finished products with the required specifications and quality; the risk we may be required to record a significant charge to earnings if our remaining goodwill or amortizable assets become impaired; risks relating to confidential information theft or misuse, including through cyber-attacks or cyber intrusion; our ability to complete development and commercialization of products under development; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with ongoing litigation; the risk that customers do not maintain their favorable perception of our brand and products, resulting in lower demand for our products; the risk that our products fail to perform or fail to meet customer requirements or expectations, resulting in significant additional costs; issues, delays or complications in completing required transition activities to allow the Company's now divested LED Products business to operate under the SMART Global Holdings, Inc. (SGH) portfolio of businesses after the closing, including incurring unanticipated costs to complete such activities; risks associated with strategic transactions, including the possibility that we may not realize the full purchase price contemplated in connection with the sale of our former LED Products or Lighting Products business units; and other factors discussed in our filings with the Securities and Exchange Commission (SEC), including our report on Form 10-K for the fiscal year ended June 27, 2021, and subsequent reports filed with the SEC. These forward-looking statements represent Wolfspeed's judgment as of the date of this release. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Wolfspeed disclaims any intent or obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Wolfspeed® is a registered trademark of Wolfspeed, Inc.

WOLFSPEED, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended		Six months ended
(in millions of U.S. Dollars, except per share data)	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Revenue, net	$173.1	$127.0	$329.7	$242.5
Cost of revenue, net	116.1	85.7	223.3	165.7
Gross profit	57.0	41.3	106.4	76.8
Gross margin percentage	33%	33%	32%	32%

Operating expenses:
Research and development	50.2	45.5	100.1	86.7
Sales, general and administrative	48.0	46.8	97.0	90.8
Amortization or impairment of acquisition-related intangibles	3.6	3.6	7.2	7.2
Loss on disposal or impairment of other assets	0.5	0.4	0.3	0.7
Other operating expense	15.6	2.6	28.4	11.2
Total operating expense	117.9	98.9	233.0	196.6
Operating loss	(60.9)	(57.6)	(126.6)	(119.8)
Operating loss percentage	(35)%	(45)%	(38)%	(49)%

Non-operating expense (income), net	27.8	(3.1)	31.9	10.8
Loss before income taxes	(88.7)	(54.5)	(158.5)	(130.6)
Income tax expense (benefit)	8.0	(0.2)	8.3	(1.0)
Net loss from continuing operations	(96.7)	(54.3)	(166.8)	(129.6)
Net loss from discontinued operations	—	(28.4)	—	(137.2)
Net loss	(96.7)	(82.7)	(166.8)	(266.8)
Net income from discontinued operations attributable to noncontrolling interest	—	0.3	—	0.6
Net loss attributable to controlling interest	($96.7)	($83.0)	($166.8)	($267.4)

Basic and diluted loss per share
Continuing operations	($0.82)	($0.49)	($1.42)	($1.18)
Net loss attributable to controlling interest	($0.82)	($0.75)	($1.42)	($2.42)

Weighted average shares - basic and diluted (in thousands)	117,218	110,688	117,068	110,297

WOLFSPEED, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in millions of U.S. Dollars)	December 26, 2021	June 27, 2021
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$686.5	$1,154.6
Accounts receivable, net	110.0	95.9
Inventories	198.6	166.6
Income taxes receivable	6.9	6.4
Prepaid expenses	34.0	25.7
Other current assets	112.0	27.9
Current assets held for sale	1.6	1.6
Total current assets	1,149.6	1,478.7
Property and equipment, net	1,412.5	1,292.3
Goodwill	359.2	359.2
Intangible assets, net	132.6	140.5
Long-term receivables	126.8	138.4
Deferred tax assets	1.0	1.0
Other assets	35.2	35.5
Long-term assets of discontinued operations	—	1.2
Total assets	$3,216.9	$3,446.8

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$265.5	$381.1
Accrued contract liabilities	29.8	22.9
Income taxes payable	8.0	0.4
Finance lease liabilities	0.4	5.2
Other current liabilities	37.3	38.6
Current liabilities of discontinued operations	—	0.6
Total current liabilities	341.0	448.8

Long-term liabilities:
Convertible notes, net	453.9	823.9
Deferred tax liabilities	2.9	2.5
Finance lease liabilities - long-term	9.8	10.0
Other long-term liabilities	30.4	44.5
Long-term liabilities of discontinued operations	—	0.6
Total long-term liabilities	497.0	881.5

Shareholders’ equity:
Common stock	0.2	0.1
Additional paid-in-capital	4,110.3	3,676.8
Accumulated other comprehensive (loss) income	(1.7)	2.7
Accumulated deficit	(1,729.9)	(1,563.1)
Total shareholders’ equity	2,378.9	2,116.5
Total liabilities and shareholders’ equity	$3,216.9	$3,446.8

WOLFSPEED, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
(in millions of U.S. Dollars)	December 26, 2021	December 27, 2020
Operating activities:
Net loss	($166.8)	($266.8)
Net loss from discontinued operations	—	(137.2)
Net loss from continuing operations	(166.8)	(129.6)
Adjustments to reconcile net loss from continuing operations to cash used in operating activities:
Depreciation and amortization	67.5	56.2
Amortization of debt issuance costs and discount, net of non-cash capitalized interest	9.0	18.1
Stock-based compensation	30.0	27.4
Loss on extinguishment of debt	24.8	—
Loss on disposal or impairment of long-lived assets	1.6	1.5
Amortization of premium/discount on investments	3.2	3.2
Realized gain on sale of investments	(0.3)	(0.2)
Loss on equity investment	—	(7.0)
Foreign exchange gain on equity investment	—	(3.2)
Deferred income taxes	0.4	2.3
Changes in operating assets and liabilities:
Accounts receivable, net	(14.1)	(9.5)
Inventories	(41.0)	(21.1)
Prepaid expenses and other assets	(5.7)	(1.8)
Accounts payable, trade	2.8	9.9
Accrued salaries and wages and other liabilities	(13.3)	17.9
Accrued contract liabilities	6.9	3.8
Net cash used in operating activities of continuing operations	(95.0)	(32.1)
Net cash provided by operating activities of discontinued operations	—	6.2
Cash used in operating activities	(95.0)	(25.9)
Investing activities:
Purchases of property and equipment	(401.6)	(257.5)
Purchases of patent and licensing rights	(2.6)	(1.9)
Proceeds from sale of property and equipment, including insurance proceeds	2.7	0.1
Purchases of short-term investments	(29.8)	(85.8)
Proceeds from maturities of short-term investments	107.8	268.5
Proceeds from sale of short-term investments	189.2	24.1
Reimbursement of property and equipment purchases from long-term incentive agreement	50.8	—
Net cash used in investing activities of continuing operations	(83.5)	(52.5)
Net cash provided by investing activities of discontinued operations	—	2.7
Cash used in investing activities	(83.5)	(49.8)
Financing activities:
Proceeds from long-term debt borrowings	20.0	—
Payments on long-term debt borrowings, including finance lease obligations	(20.2)	(0.2)
Proceeds from issuance of common stock	11.5	39.2
Tax withholding on vested equity awards	(25.3)	(24.0)
Commitment fee on long-term incentive agreement	(1.0)	(0.5)
Cash (used in) provided by financing activities	(15.0)	14.5
Effects of foreign exchange changes on cash and cash equivalents	(0.1)	0.5
Net change in cash and cash equivalents	(193.6)	(60.7)
Cash and cash equivalents, beginning of period	379.0	448.8
Cash and cash equivalents, end of period	$185.4	$388.1

Wolfspeed, Inc.
Non-GAAP Measures of Financial Performance

To supplement the Company's consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, Wolfspeed uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP gross margin, non-GAAP operating (loss) income, non-GAAP non-operating income (expense), net, non-GAAP net (loss) income from continuing operations, non-GAAP diluted (loss) earnings per share from continuing operations and free cash flow.
Reconciliation to the nearest GAAP measure of all historical non-GAAP measures included in this press release can be found in the tables included with this press release.
Non-GAAP measures presented in this press release are not in accordance with or an alternative to measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Wolfspeed's results of operations as determined in accordance with GAAP. These non-GAAP measures should only be used to evaluate Wolfspeed's results of operations in conjunction with the corresponding GAAP measures.
Wolfspeed believes that these non-GAAP measures, when shown in conjunction with the corresponding GAAP measures, enhance investors' and management's overall understanding of the Company's current financial performance and the Company's prospects for the future, including cash flows available to pursue opportunities to enhance shareholder value. In addition, because Wolfspeed has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in the Company's financial reporting.
For its internal budgeting process, and as discussed further below, Wolfspeed's management uses financial statements that do not include the items listed below and the income tax effects associated with the foregoing. Wolfspeed's management also uses non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the Company's financial results.
Wolfspeed excludes the following items from one or more of its non-GAAP measures when applicable:
Stock-based compensation expense. This expense consists of expenses for stock options, restricted stock, performance stock awards and employee stock purchases through its Employee Stock Purchase Program. Wolfspeed excludes stock-based compensation expenses from its non-GAAP measures because they are non-cash expenses that Wolfspeed does not believe are reflective of ongoing operating results.
Amortization or impairment of acquisition-related intangibles. Wolfspeed incurs amortization or impairment of acquisition-related intangibles in connection with acquisitions. Wolfspeed excludes these items because they arise from Wolfspeed's prior acquisitions and have no direct correlation to the ongoing operating results of Wolfspeed's business.
Factory optimization restructuring. In May 2019, the Company started a significant, multi-year factory optimization plan to be anchored by a state-of-the-art, automated 200mm Silicon Carbide device fabrication facility. In September 2019, the Company announced the intent to build the new fabrication facility in Marcy, New York to complement the factory expansion underway at its U.S. campus headquarters in Durham, North Carolina. As part of the plan, the Company will incur restructuring costs associated with the movement of equipment as well as disposals on certain long-lived assets. Because these charges relate to assets which had been retired prior to the end of their estimated useful lives, Wolfspeed does not believe these costs are reflective of ongoing operating results. Similarly, Wolfspeed does not consider the realized net losses on sale of assets relating to the restructuring to be reflective of ongoing operating results.
Severance and other restructuring. These costs relate to the Company's realignment of certain resources as part of the Company's transition to a more focused semiconductor company. Wolfspeed does not believe these costs are reflective of ongoing operating results.
Project, transformation and transaction costs. The Company has incurred professional services fees and other costs associated with completed and potential acquisitions and divestitures, as well as internal transformation programs focused on optimizing the Company's administrative processes. Wolfspeed excludes these items because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.

Factory optimization start-up costs. As part of the factory optimization plan, the Company has incurred and will incur start-up costs. Wolfspeed does not believe these costs are reflective of ongoing operating results. In fiscal 2022, these costs will include an estimated $80.0 million of start-up and pre-production related costs associated with the Company ramping production at its new device fabrication facility in Marcy, New York.
Transition service agreement costs. As a result of the sale of the Lighting Products business unit, the Company provided certain information technology services under a transition services agreement which will not be reimbursed. Wolfspeed excludes the costs of these services because Wolfspeed believes they are not reflective of the ongoing operating results of Wolfspeed's business.
Net changes in fair value of investment in ENNOSTAR. Prior to the Company liquidating its interests in ENNOSTAR in fiscal 2021, the Company's common stock ownership investment in ENNOSTAR, Inc. was accounted for utilizing the fair value option. As such, changes in fair value were recognized in income, including fluctuations due to the exchange rate between the New Taiwan Dollar and the United States Dollar. Wolfspeed excluded the impact of these gains or losses from its non-GAAP measures because they were non-cash impacts. Additionally, Wolfspeed excluded the impact of dividends received, if any, on its ENNOSTAR investment as Wolfspeed does not believe it was reflective of its ongoing operating results.
Interest income on transaction-related note receivable. In connection with the completed sale of the LED Products business unit to SGH and its wholly owned acquisition subsidiary CreeLED, Inc. (CreeLED and collectively with SGH, SMART), the Company received an unsecured promissory note issued to the Company by SGH in the amount of $125 million (the Purchase Price Note). Interest income on the Purchase Price Note is excluded because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Loss on debt extinguishment related to the conversion of 2023 Notes. In the second quarter of fiscal 2022, all outstanding 0.875% convertible senior notes due 2023 (2023 Notes) and issued in August 2018 were surrendered for conversion, resulting in the settlement of the 2023 Notes in approximately 7.1 million shares of the Company's common stock. This conversion resulted in a loss on extinguishment of convertible notes. Wolfspeed excludes this item because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Accretion on convertible notes, net of capitalized interest. The issuance of the Company's convertible senior notes in August 2018 and April 2020 results in interest accretion on the convertible notes' issue costs and discount. Wolfspeed considers these items as either limited in term or having no impact on the Company's cash flows, and therefore has excluded such items to facilitate a review of current operating performance and comparisons to the Company's past operating performance.
Loss on Wafer Supply Agreement. In connection with the completed sale of the LED Products business unit to SMART, the Company entered into a Wafer Supply and Fabrication Services Agreement (the Wafer Supply Agreement), pursuant to which the Company supplies CreeLED with certain Silicon Carbide materials and fabrication services for up to four years. Wolfspeed excludes the financial impact of this agreement because Wolfspeed believes it is not reflective of the ongoing operating results of Wolfspeed's business.
Income tax adjustment. This amount reconciles GAAP tax (benefit) expense to a calculated non-GAAP tax (benefit) expense utilizing a non-GAAP tax rate. The non-GAAP tax rate estimates an appropriate tax rate if the listed non-GAAP items were excluded. This reconciling item adjusts non-GAAP net (loss) income from continuing operations to the amount it would be if the calculated non-GAAP tax rate was applied to non-GAAP (loss) income before income taxes.
Wolfspeed may incur some of these same expenses, including income taxes associated with these expenses, in future periods. In addition to the non-GAAP measures discussed above, Wolfspeed also uses free cash flow as a measure of operating performance and liquidity. Free cash flow represents operating cash flows from continuing operations less net purchases of property and equipment and patent and licensing rights. Wolfspeed considers free cash flow to be an operating performance and a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property and equipment, a portion of which can then be used to, among other things, invest in Wolfspeed's business, make strategic acquisitions and strengthen the balance sheet. A limitation of the utility of free cash flow as a measure of operating performance and liquidity is that it does not represent the residual cash flow available to the company for discretionary expenditures, as it excludes certain mandatory expenditures such as debt service.

WOLFSPEED, INC.
Reconciliation of GAAP to Non-GAAP Measures
(in millions of U.S. Dollars, except per share amounts and percentages)
(unaudited)

Non-GAAP Gross Margin

	Three months ended		Six months ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
GAAP gross profit	$57.0	$41.3	$106.4	$76.8
GAAP gross margin percentage	33%	33%	32%	32%
Adjustments:
Stock-based compensation expense	4.2	3.7	7.3	7.1
Factory optimization restructuring	—	—	—	1.0
Non-GAAP gross profit	$61.2	$45.0	$113.7	$84.9
Non-GAAP gross margin percentage	35%	35%	34%	35%

Non-GAAP Operating Loss

	Three months ended		Six months ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
GAAP operating loss	($60.9)	($57.6)	($126.6)	($119.8)
GAAP operating loss percentage	(35)%	(45)%	(38)%	(49)%
Adjustments:
Stock-based compensation expense:
Cost of revenue, net	4.2	3.7	7.3	7.1
Research and development	2.6	2.2	5.0	4.6
Sales, general and administrative	8.6	7.8	17.7	15.7
Total stock-based compensation expense	15.4	13.7	30.0	27.4
Amortization or impairment of acquisition-related intangibles	3.6	3.6	7.2	7.2
Factory optimization restructuring	2.1	1.3	4.7	3.9
Severance and other restructuring	—	—	—	2.8
Project, transformation and transaction costs	3.4	1.8	6.3	3.0
Factory optimization start-up costs	11.0	1.2	19.6	4.2
Transition service agreement costs	—	2.6	—	4.9
Total adjustments to GAAP operating loss	35.5	24.2	67.8	53.4
Non-GAAP operating loss	($25.4)	($33.4)	($58.8)	($66.4)
Non-GAAP operating loss percentage	(15)%	(26)%	(18)%	(27)%

Non-GAAP Non-Operating (Expense) Income, net

	Three months ended		Six months ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
GAAP non-operating expense, net	($27.8)	$3.1	($31.9)	($10.8)
Adjustments:
Net changes in the fair value of ENNOSTAR investment	—	(13.1)	—	(10.2)
Interest income on transaction-related note receivable	(1.1)	—	(2.2)	—
Loss on debt extinguishment related the conversion of 2023 Notes	24.8	—	24.8	—
Accretion on convertible notes, net of capitalized interest	3.9	8.7	9.0	18.1
Loss on Wafer Supply Agreement	0.1	—	0.9	—
Non-GAAP non-operating (expense) income, net	($0.1)	($1.3)	$0.6	($2.9)

Non-GAAP Net Loss

	Three months ended		Six months ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
GAAP net loss from continuing operations	($96.7)	($54.3)	($166.8)	($129.6)
Adjustments:
Stock-based compensation expense	15.4	13.7	30.0	27.4
Amortization or impairment of acquisition-related intangibles	3.6	3.6	7.2	7.2
Factory optimization restructuring	2.1	1.3	4.7	3.9
Severance and other restructuring	—	—	—	2.8
Project, transformation and transaction costs	3.4	1.8	6.3	3.0
Factory optimization start-up costs	11.0	1.2	19.6	4.2
Transition service agreement costs	—	2.6	—	4.9
Net changes in the fair value of ENNOSTAR investment	—	(13.1)	—	(10.2)
Interest income on transaction-related note receivable	(1.1)	—	(2.2)	—
Loss on debt extinguishment related the conversion of 2023 Notes	24.8	—	24.8	—
Accretion on convertible notes, net of capitalized interest	3.9	8.7	9.0	18.1
Loss on Wafer Supply Agreement	0.1	—	0.9	—
Total adjustments to GAAP net loss from continuing operations before provision for income taxes	63.2	19.8	100.3	61.3
Income tax adjustment - benefit (expense)	14.9	7.9	24.1	15.2
Non-GAAP net loss from continuing operations	($18.6)	($26.6)	($42.4)	($53.1)

Non-GAAP diluted loss per share from continuing operations	($0.16)	($0.24)	($0.36)	($0.48)
Non-GAAP weighted average shares (in thousands)	117,218	110,688	117,068	110,297

Free Cash Flow

	Three months ended		Six months ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net cash used in operating activities from continuing operations	($32.5)	($32.8)	($95.0)	($32.1)
Less: PP&E spending, net of reimbursements from long-term incentive agreement	(142.3)	(144.0)	(350.8)	(257.5)
Less: Patents spending	(1.6)	(0.7)	(2.6)	(1.9)
Total free cash flow	($176.4)	($177.5)	($448.4)	($291.5)

WOLFSPEED, INC.
Business Outlook Unaudited GAAP to Non-GAAP Reconciliation

Three Months Ended
(in millions of U.S. Dollars)	March 27, 2022
GAAP net loss outlook range	($71) to ($66)
Adjustments:
Stock-based compensation expense	16
Amortization or impairment of acquisition-related intangibles	3
Factory optimization restructuring and start-up costs	26
Interest income on transaction-related note receivable	(1)
Project, transformation, transaction and transition costs	2
Total adjustments to GAAP net loss before provision for income taxes	46
Income tax adjustment	5
Non-GAAP net loss outlook range	($20) to ($15)

Contact:
Tyler Gronbach
Wolfspeed, Inc.
Vice President, Investor Relations
Phone: 919-407-4820
investorrelations@wolfspeed.com

Source: Wolfspeed, Inc.